UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

HELIX BIOMEDIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue S.E., Suite 204

Bothell, Washington 98021

(425) 402-8400

(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On February 14, 2008, Helix BioMedix, Inc. (the “Company”) entered into a Convertible Note and Warrant Purchase Agreement with RBFSC, Inc. (“RBFSC”), pursuant to which the Company issued to RBFSC a convertible promissory note in the principal amount of $3,000,000 (the “Note”), which Note shall accrue interest at the rate of 8% per annum and is due and payable on February 14, 2010 unless (i) converted automatically, upon the consummation by the Company on or before June 29, 2008 of an equity financing with proceeds to the Company of at least $5,000,000 (an “Equity Financing”), into shares of the Company’s capital stock issued in the Equity Financing on the terms and at the price of such capital stock issued in the Equity Financing, (ii) converted voluntarily at any time after June 29, 2008 into shares of the Company’s Common Stock at a price equal to 80% of the average per share closing sales price of the Company’s Common Stock during the prior 90-day period or (iii) the Company defaults under the Note, in which event the Note shall become immediately due and payable. In the event the Company does not consummate an Equity Financing on or before June 29, 2008, the Company shall issue to RBFSC a warrant to purchase that number of shares of the Company’s Common Stock equal to 20% of the principal amount of the Note divided by the per share closing sales price of the Company’s Common Stock on the date of issuance at an exercise price per share equal to the per share closing sales price of the Company’s Common Stock on the date of issuance (the “Warrant”). The president and a director of RBFSC is Frank T. Nickell, who beneficially owned approximately 29.3% of the Company’s outstanding Common Stock as of March 19, 2007. The issuance of the Note and Warrant shall be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.

Dated: February 19, 2008	By:	/s/ R. Stephen Beatty
R. Stephen Beatty President and Chief Executive Officer